Investment Company Act File No.
                                -------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.   Name:                      Acacia Life Insurance Company

     Separate Account:          Acacia Life Insurance Company Separate Account I

B.   Address of principal
     business office:
                                7315 Wisconsin Avenue
                                Bethesda, MD 20814

C.   Telephone number:          (301) 280-1000

D.   Name and address of agent for service of process:

                                Robert-John H. Sands
                                Senior Vice President, General Counsel, and
                                 Corporate Secretary
                                Acacia Life Insurance Company
                                7315 Wisconsin Avenue
                                Bethesda, MD 20814

E.   Check appropriate box:     Registrant is filing a Registration Statement
                                pursuant to Section 8(b) of the Investment
                                Company Act of 1940 concurrently with the filing of Form 8A:

                                Yes [x]  No [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Bethesda, State of Maryland, on the 25th day of April, 2001.

                   Registrant: ACACIA LIFE INSURANCE COMPANY SEPARATE ACCOUNT I By its Sponsor: Acacia Life Insurance Company

                                        By:    /s/
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                                        Name:  Robert-John H. Sands
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                                        Title: Senior Vice President
                                               ---------------------------------
                                               General Counsel, and
                                               ---------------------------------
                                               Corporate Secretary
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